Exhibit 99.1

Office Depot, Inc.

Pro Forma 2013 Financial Information

as if OfficeMax merger occurred at the beginning of Fiscal 2013

OVERVIEW

On November 5, 2013, Office Depot Inc. (“Office Depot”) completed its merger with OfficeMax Incorporated (“OfficeMax”). The following schedules show the 2013 income statement for the combined company as if the merger had occurred at the beginning of 2013. The fiscal 2013 information attached hereto is for a 12-month period and based on our fiscal year ended December 28, 2013.

The pro forma information:

• Reflects adjustments directly attributable to the merger that are expected to have a continuing impact. These adjustments include customer acquisition costs, straight line rent, favorable/unfavorable leases, depreciation and amortization on property and equipment and intangible assets, inventory, share-based compensation, and pensions. In addition, certain reclassification adjustments related to shipping and handling, selling, general and administrative expenses, and other operating expenses have been made to conform presentation between OfficeMax and Office Depot.

• Reflects adjustments for joint venture income from Office Depot de Mexico, as the 50% interest in the joint venture was sold in Q3 2013. The joint venture income was removed from all periods in 2013 in the pro forma income statement.

• Reflects adjustments for preferred dividends for both Office Depot and OfficeMax preferred stock that was redeemed as part of the merger.

• Reflects certain non-GAAP adjustments for Office Depot and OfficeMax. For Office Depot, these adjustments include removal of the gain from the sale of the interest in Office Depot de Mexico and elimination of asset impairments, goodwill impairments, restructuring charges, and merger-related expenses. Merger-related expenses include (i) transaction and integration activities, primarily investment banking, legal, accounting and integration; (ii) employee related expenses for cash termination benefits, acceleration of share-based compensation for departing employees and certain incentives to retain and motivate employees, and (iii) certain shareholder-related and other expenses. For OfficeMax, these adjustments include elimination of merger-related expenses, store closure charges, severance charges, and gains and dividend income related to the Boise investment.

• Reflects adjustments for the tax impact of the above reclassifications and adjustments.

While this pro forma assumes the merger occurred at the beginning of 2013 and includes adjustments based on that assumption, it does not include any adjustments for projected future merger cost synergies applied back to 2013.

This pro forma is based on known information at the this time and is subject to change based on further review. However, we are not aware of any material accounting policy differences at this time that would have a material impact that are not already reflected in this pro forma information.

Office Depot, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS, Inclusive of All Pro Forma Adjustments

Pro Forma as if OfficeMax merger occurred at the beginning of Fiscal 2013

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

	Fiscal Year 2013
	Q1	Q2	Q3	Q4	FY
	3/30/13	6/29/13	9/28/13	12/28/13	12/28/13
Sales	$4,483	$3,943	$4,278	$4,127	$16,831
Cost of goods sold and occupancy costs	3,407	3,043	3,262	3,207	12,920

Gross Profit	1,076	900	1,015	920	3,911
Selling, general and administrative expenses	1,022	904	948	930	3,804
Asset impairments	—	—	—	—	—
Merger, restructuring, and other operating expenses, net	—	—	—	—	—

Operating income (loss)	54	(4)	67	(9)	107
Interest expense, net	(21)	(21)	(19)	(18)	(79)
Other income (expense), net	1	(1)	1	0	0

Income (loss) before income taxes	34	(26)	49	(27)	29
Income tax expense (benefit)	15	(9)	19	1	26

Net earnings (loss)	18	(17)	30	(28)	2
Less: Net earnings (loss) attributable to the noncontrolling interest	1	1	1	(1)	2

Net earnings (loss) attributable to Office Depot, Inc.	18	(18)	28	(28)	0
Preferred stock dividends	—	—	—	—	—

Income (loss) attributable to common stockholders	$18	$(18)	$28	$(28)	$0

Earnings (loss) per share
Basic	$0.03	$(0.03)	$0.05	$(0.05)	$0.00
Diluted	$0.03	$(0.03)	$0.05	$(0.05)	$0.00
Basic shares (in thousands)	520,924	519,852	522,976	522,976	521,682
Diluted shares (in thousands)	530,977	523,935	533,223	533,223	530,340

Note: Amounts may not foot due to rounding	Page 2 of 3

Office Depot, Inc.

DIVISION INFORMATION, Inclusive of All Pro Forma Adjustments

Pro Forma as if OfficeMax merger occurred at the beginning of Fiscal 2013

($ in millions)

(Unaudited and subject to reclassification)

	Fiscal Year 2013
	Q1	Q2	Q3	Q4	FY
	3/30/13	6/29/13	9/28/13	12/28/13	12/28/13
North American Retail Division
Revenue	$1,906	$1,538	$1,852	$1,658	$6,954
Operating income (loss)	31	(22)	34	(23)	21
North American BSD Division
Revenue	1,571	1,504	1,531	1,479	6,085
Operating income (loss)	38	53	50	22	162
International Division
Revenue	1,006	901	894	991	3,792
Operating income (loss)	17	(4)	12	28	52
Corporate
Operating income (loss)	(32)	(31)	(29)	(36)	(128)
CONSOLIDATED
Total Revenue	4,483	3,943	4,278	4,127	16,831
Total Operating income (loss)	54	(4)	67	(9)	107

Note: Amounts may not foot due to rounding	Page 3 of 3